Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-38850


                           PROSPECTUS SUPPLEMENT NO. 3
                     (to prospectus dated September 8, 2000)


                                 242,876 Shares
                       First Industrial Realty Trust, Inc.
                                  Common Stock


     This prospectus supplement supplements information contained in the "Selling Stockholders" section of the prospectus dated September 8, 2000 relating to the potential offer and sale from time to time of up to 242,876 shares of common stock of First Industrial Realty Trust, Inc. by the selling stockholders. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus dated September 8, 2000, including any supplements or amendments to such prospectus.

     The table below reflects the following transactions:

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 500 units to Menlo Park Presbyterian Church;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 100 units to Foundation for Advanced Christian Training (FACT);

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 170 units to Northwestern University;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 50 units to Muskingum College;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 100 units to Menlo School;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 170 units to The UCLA Foundation;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 100 units to Women at the Well;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 50 units to Eastside College Preparatory School;

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 550 units to The Bullock Childrens Education Trust U/A/D 12/20/94 F/B/O Benjamin Dure Bullock, Henry D. & Terri D. Bullock & Richard J. Holmstrom as Trustees; and

     o the transfer by The Henry D. and Terri D. Bullock Trust U/A/D 8/28/92, Henry D. Bullock & Terri D. Bullock as Trustees, of 550 units to The Bullock Childrens Education Trust U/A/D 12/20/94 F/B/O Christine Laurel Bullock, Henry D. & Terri D. Bullock & Richard J. Holmstrom as Trustees.

                                        Number of shares and units owned before           Number of shares
Name                                                 the offering                          offered hereby
----                                                 ---------------                      ---------------

The Henry D. & Terri D. Bullock Trust
U/A/D 8/28/92, Henry D. & Terri D.
Bullock as Trustees                                       78,895                               1,836(4)

The Bullock Childrens Education Trust
U/A/D 12/20/94 F/B/O Benjamin Dure
Bullock, Henry D. & Terri D. Bullock
& Richard J. Holmstrom as Trustees                         5,770                               3,870(4)

The Bullock Childrens Education Trust
U/A/D 12/20/94 F/B/O Christine Laurel
Bullock, Henry D. & Terri D. Bullock
& Richard J. Holmstrom as Trustees                         5,770                               3,870(4)

The UCLA Foundation                                          170                                 170(4)


                                      -3-


Northwestern University                                      170                                 170(4)

Muskingum College                                             50                                  50(4)

Menlo Park Presbyterian Church                               500                                 500(4)

Foundation for Advanced Christian
Training (FACT)                                              100                                 100(4)

Menlo School                                                 100                                 100(4)

Women at the Well                                            100                                 100(4)

Eastside College Preparatory School                           50                                  50(4)



           The date of this prospectus supplement is December 5, 2001.